SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K



                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                        February 14, 1996


                         COMSAT Corporation
       (Exact name of Registrant as specified in Charter)


  District of Columbia            1-4929             52-0781863
(State or other juris-           (Commission       (IRS Employer
diction of incorporation)     File Number)           Identification)


 6560 Rock Spring Drive,    Bethesda, MD                  20817
 (Address of principal executive offices)               Zip Code


Registrant's telephone number, including area code   (301) 214-3000


                          Not applicable.
 (Former name or former address, if changed since last report).

Item 5.  Other Events

     On February 15, 1996, COMSAT Corporation (the "Corporation" or "COMSAT") announced that it had reached agreement with the U.S. Government on a joint proposal for restructuring the International Telecommunications Satellite Organization (INTELSAT). The proposal recommends the division of INTELSAT into two separate entities through the creation of a new INTELSAT affiliate company.

     The proposal calls for INTELSAT's assets, including satellites, to be divided almost evenly between the existing organization and the new affiliate company. The existing intergovernmental organization would continue to provide basic public network services as a cooperative. Under the proposal, the new affiliate company would be publicly financed, would pursue new commercial opportunities on a competitive basis and would operate without the special obligations, privileges and immunities associated with the present INTELSAT organization.
The proposal contemplates, assuming the existence of appropriate market conditions, that (i) the present INTELSAT organization initially would own all of the stock in the new affiliate company; (ii) 60 percent of the stock of the affiliate would be sold to external investors within one year of the affiliate's creation; (iii) an additional 20 percent of the affiliate's stock would be sold during the next two years; and (iv) all shares that are not sold to external investors would be distributed to current investors in INTELSAT as repayment of investor capital.

     COMSAT stated that it plans to work with the U.S. Government to convince other members of INTELSAT that the proposal should be adopted. COMSAT expressed its hope that a consensus on the proposal could be achieved and that the proposal could be presented for adoption at the next INTELSAT Assembly of Parties in 1997 and implemented following that meeting. The Assembly of Parties is the meeting of 136 governments which are members of the INTELSAT consortium. A vote of two-thirds of the member governments is necessary for approval of the proposal.

     On February 14, 1996, the Corporation announced that the launch of the INTELSAT 708 satellite on the China Long March 3B vehicle had failed. The satellite was to have been positioned at the 310 degrees East orbital location. The Corporation stated that the INTELSAT 707 satellite, due to be launched on March 2 aboard the Ariane 44LP, was expected to take the place of the 708 in satisfying customers' requirements. COMSAT also stated that it was fully insured against loss as a result of the failure. However, the capital costs associated with the destroyed satellite will be excluded from COMSAT's rate base for jurisdictional rate-making purposes, resulting in a potential reduction of earnings capacity.

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         COMSAT Corporation


                         By:/s/ Alan Korobov
                            --------------------
                                Alan Korobov
                                Controller

Date:  February 23, 1996